EXHIBIT 10.2
GENERAL RELEASE

GENERAL RELEASE, made as of this 13th day of June, 2006, by Theodore H. Banzhaf (“Banzhaf”), an individual residing in California, to and in favor of Spatialight, Inc., a New York corporation (the “Company”).

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

THIS IS A CONTRACT. BANZHAF SHOULD READ IT CAREFULLY BEFORE HE SIGNS IT. THE COMPANY ENCOURAGES BANZHAF TO CONSULT WITH AN ATTORNEY BEFORE HE SIGNS THIS AGREEMENT. BANZHAF’S SIGNATURE ON THE BOTTOM OF THIS AGREEMENT CONSTITUTES AN ENFORCEABLE AGREEMENT BETWEEN HIM AND THE COMPANY.

Recitals

A.
Banzhaf has been employed by the Company as its Executive Vice President of Strategic Planning pursuant to an Employment Agreement, dated as of July 7, 2003, as amended from time to time (the “Employment Agreement”).

B.	Banzhaf has resigned his employment with the Company, effective June 13, 2006 (the “Termination Date”), at which time his performance of duties for the Company as an EVP have ceased in their entirety.

C.	Banzhaf has accrued fifteen (15) days of vacation time that he has yet to use as of the Termination Date.

D.
Banzhaf and the Company wish to resolve forever any potential dispute or disagreement that may exist between them arising out of, or related in any way to, his employment with the Company, or its termination.

Agreements

1.	General Release.

(a)   Banzhaf hereby releases and forever discharges the Company from any and all claims, demands or causes of action heretofore or hereafter arising out of, in connection with or incidental to the relationship between the parties prior to the date hereof, including, without limitation, any and all claims, demands and causes of action which Banzhaf might otherwise have the right to assert against the Company arising out of his employment relationship with the Company, or the termination of this employment relationship, and otherwise (the “General Release”).

(b)   Banzhaf hereby unconditionally, irrevocably and specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(c)   The General Release herein extended by Banzhaf to and in favor of the Company shall include, and be deemed to include the Company, SpatiaLight Technologies, Inc., and all other subsidiaries and affiliates of the Company, and any and all of the Company’s and its subsidiaries’ and affiliates’ officers, directors, employees, agents and representatives and their respective affiliates.

(d)          The claims released under the General Release include, but are not limited to any claims that Banzhaf may have: arising out of any alleged violations of any contract or covenant, any tort (including without limitation any claim for slander, libel or violation of public policy), any restriction on the right of the Company to terminate or take adverse employment action against any of its employees, and any federal state or other governmental statute or regulation, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) the Americans with Disabilities Act (discrimination against individuals with disabilities); (3) the California Fair Employment and Housing Act (discrimination, including race, religious creed, color, national origin, ancestry, physical disability, mental disability, sexual orientation, medical condition, marital status, sex or age); (4) the California Family Rights Act (CFRA); (5) the Age Discrimination in Employment Act of 1967; (6) the federal Fair Labor Standards Act; and (7) the California Labor Code. Banzhaf is not aware of any claim or right he may have under the Workers’ Compensation Act, or the Family and Medical Leave Act, nor of any action taken by the Company to deny Banzhaf the right to take any leave of absence or in retaliation for Banzhaf requesting or taking any leave of absence or for filing any claim for workers’ compensation.

(e)           Banzhaf promises that he has not filed and will not file any charge, complaint, grievance or other proceeding with any federal, state or local agency, court or other tribunal asserting any claim that is released in this Section, and warrants he has not assigned to any other person or entity the right to file any claims that are released in this Section.

2.
Termination of Employment Duties/Return of Property. Your duties with the Company will have terminated as of the close of business on June __, 2006. Banzhaf represents and warrants that he has returned, and not retained, any and all Company property, including all documents, files, records, keys, access cards, disks, software, cellular telephones, automobiles, equipment or other property of the Company provided to Banzhaf or others by the Company during Banzhaf’s employment with the Company. Banzhaf agrees that, to the extent that he ever later learns that he has not returned all such property, he will immediately return all such property, including any and all confidential and proprietary property of the Company’s clients, customers, employees, vendors, suppliers, lenders or other entities with which Banzhaf had dealings during Banzhaf’s employment with the Company.

3.
Compensation. In consideration for Banzhaf entering into this General Release, the Company shall continue to pay Banzhaf’s current salary through September 9, 2006 (based upon annual salary of $360,000), and Banzhaf will cease to receive any further compensation from and after that date (except for vacation pay accrued through that date) and/or any and all other benefits heretofore granted or made available to you by the Company.

Banzhaf further acknowledges that he has been paid all wages, salary, bonuses or other form of compensation owing to him through the Termination Date.

Furthermore, Banzhaf currently holds 265,000 options to purchase the Company’s common shares that are currently vested and exercisable at exercise prices of $5.00 with respect to 175,000 options and $12.50 with respect to the remaining 90,000 options (collectively, the “Vested Options”) as of this date. Banzhaf may exercise only those Vested Options by no later than September 9, 2006, at which time any such Vested Options that Banzhaf has not exercised shall be canceled and terminated in their entirety and be of no further force or effect and Banzhaf shall have no further rights thereto or thereunder or under his Time Accelerated Restricted Stock Award Plan (“TARSAP”) made as of July 7, 2003, as amended. Furthermore, effective as of this date, any and all outstanding options to purchase the Company’s common shares that Banzhaf holds, which are not vested and exercisable by Banzhaf as of this date, are hereby canceled and terminated in their entirety and be of no further force or effect and Banzhaf shall have no further rights thereto or thereunder or under his TARSAP and such TARSAP is hereby terminated.

4.
Non-Disparagement. Banzhaf agrees that he will not directly or indirectly, publish or disseminate to the media or any individual (other than members of Banzhaf’s immediate family and professional representatives, who shall be informed of and bound by Banzhaf’s obligations of confidentiality in contained in Section 7 below) or entity information that is critical, derogatory or otherwise intended to disparage Company or Company’s business, management, or physicians, whether such information is acquired during or after Banzhaf’s employment with the Company.

5.
Confidentiality/Restrictive Covenant Obligations Do Not Terminate. Banzhaf understands that after the Termination Date, Banzhaf remains bound to comply with Sections 8, 9 and 10 of the Employment Agreement executed by Banzhaf during his employment, a copy of which attached to this Agreement as Exhibit 1 and the terms of which are incorporated by this reference.

6.	Non-Admissions. It is understood that by offering or entering into this Agreement, neither Banzhaf nor the Company has admitted any liability or wrongdoing whatsoever.

7.
Confidentiality of Severance Offer and Payment. Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena),Banzhaf warrants that he has not disclosed, and promises that he will not disclose, the offer or payment of the severance payment for any reason to any person other than members of Banzhaf’s immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.

8.	Modification. This General Release may only be rescinded, modified or amended by a written instrument executed by Banzhaf and by the Company.

9.
Governing Law. This General Release has been executed and delivered in, shall be construed and interpreted in accordance with the laws of the State of California applicable to agreements to be performed entirely within the State of California.

10.	Binding Agreement. This General Release shall be binding upon Banzhaf and his heirs, executors, administrators, personal representatives, successors and assigns.

11.
Advice to Consult With an Attorney. Banzhaf hereby acknowledges that the Company has advised him to consult with an attorney regarding the matters addressed and contained in this Agreement prior to signing this Agreement.

12.
Consideration Period. In compliance with the Older Workers’ Benefit Protection Act (P.L. 101-433), Banzhaf is entitled to take up to twenty-one (21) calendar days from the date he receives this Agreement in which to consider whether or not to accept this Agreement and the waiver and release of claims contained in this Agreement. There is, of course, no requirement that Banzhaf utilizes all twenty-one (21) days if he chooses to accept or reject this Agreement sooner.

13.
Revocation Rights. Under the law, once Banzhaf accepts this Agreement and the waiver and release of claims contained in this Agreement by signing this Agreement in the space provided below, Banzhaf is entitled to up to seven (7) days in which to cancel or revoke this Agreement by notifying Sandi Harrison (Assistant Corporate Secretary, SpatiaLight, Inc., Five Hamilton Landing, Novato, CA 94949, Fax: (415) 883-3363) of his desire to revoke the Agreement. For the revocation to be effective, written notice must be received by Ms. Harrison no later than the close of business (5:30 p.m.) on the seventh (7th) calendar day after Banzhaf signs this Agreement. If Banzhaf revokes this Agreement, it will not be effective. After the expiration of the seven (7) day revocation period, this Agreement and release of claims will become final if Banzhaf has not exercised his right to revoke the Agreement as noted above.

14.	Counterparts. This General Release may be executed in one or more counterparts, all of which taken together shall constitute one and the same General Release.

BANZHAF ACKNOWLEDGES THAT BANZHAF HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW BANZHAF’S NAME.

IN WITNESS WHEREOF, the parties have executed this General Release as of the date and year first written above.

/s/ Theodore H. Banzhaf
Theodore H. Banzhaf

ACKNOWLEDGED AND ACCEPTED:

SPATIALIGHT, INC.

By: /s/ Robert A. Olins
Name: Robert A. Olins
Title: Chief Executive Officer